EX-99.H2

SCHEDULE I

Funds

ETFs

KraneShares Dow Jones Global Luxury Consumer ETF

KraneShares Dow Jones China Alternative Energy ETF

KraneShares Dow Jones China Select Dividend ETF

KraneShares CSI China Internet ETF

KraneShares CSI China Consumer Staples ETF

KraneShares CSI China Consumer Discretionary ETF

KraneShares CSI New China ETF

KraneShares CSI China Urbanization ETF

KraneShares Bosera MSCI China A Share ETF

KraneShares FTSE Emerging Markets Plus ETF

KraneShares E Fund China Commercial Paper Hedged ETF

KraneShares E Fund China Commercial Paper ETF

MUTUAL FUNDS

MPS Thomson Reuters Venture Capital Fund